EXHIBIT 99.2

FINANCIAL SERVICES CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of this 2nd day of February, 2005 by and between Consolidated Resources Group, Inc. (the “Client”) and Deerfield Capital Consultants, Inc. (the “Company”) for the purpose of memorializing the time and manner of payment of fees and benefits by Client to Company for Company’s services rendered in connection with its efforts to acquire funding for two bridge loans and one takeout loan for Client.

Whereas, the Company has been engaged by Client for the purpose of obtaining a commitment for these fundings from Company’s funding sources. The parties further acknowledge and agree that the intent of the parties hereto is to establish an ongoing business relationship by and between the Client and the Company. Accordingly, the parties hereby agree as follows:

(a)

Forms of Payment. Upon executing loan closing documents that provide at least $300,000 to Client from Company’s funding sources, Client will convey to Company, free and clear of all liens and encumbrances, title to one million tons (1,000,000) of its coal. This conveyance is to be executed by Client concurrent with the execution of the first loan’s closing documents. For every four tons of coal processed and sold by Client, one ton of Company’s coal will be processed and sold with revenue to be wire transferred by Client to Company within 24 hours of receipt of same. At all times, Company will pay the same rate to Lancaster International, Inc. for this processing as does Client. The rate is currently $15.00 per ton.

(b)

Upon the funding of the Stage 3 loan, a $12.0 million (approximate) asset based working capital takeout loan, Client agrees to pay Company five (5%) of all net income (before taxes, interest and depreciation) generated from the sale of the remaining 22 million tons of coal that has been or will be purchased from Lancaster. Five million tons are owned by the Client now, less the one million tons being conveyed to Company, and Client has as option on the other 18 million tons. Commencing on the 10th of the month following, five percent of net income (before taxes, interest and depreciation) from the prior month will be wire transferred to Company until all 22 million tons of coal has been sold. This will begin on the first 10th of

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the month after Client closes and receives funding of the takeout $12.0 million loan. Client agrees to allow Company’s accountant to inspect all Client’s business and financial records in Client’s office a maximum of once per quarter. Client agrees to unimpeded and immediate access within 24 hours of receiving a written request by this accountant for the same.

1.

Confidentiality. The parties agree that all information received during the course of this relationship shall be treated as confidential and shall remain the property of the respective party notwithstanding the disclosures made herein or pursuant to this Agreement.

2.

Attorney’s Fees. Should it become necessary for the Company to retain counsel for the purposes of enforcing the terms of this Agreement, Client shall pay all costs, including legal fees, whether or not suit is actually filed.

3.

Venue and Jurisdiction. This Agreement shall be construed and governed under the laws of the state of Florida. Venue for any proceeding brought hereunder shall be a court of competent jurisdiction in Broward County, Florida.

4.

Interest. The Company shall be entitled to collect the sum of 1.5% per month or the highest amount permitted by law on an annual basis, on all funds due under this Agreement that remain unpaid for 30 days or more.

5.

Term. This Agreement shall be for an initial period of ten (10) years from the date shown above. It is understood by the parties that if the Client obtains financing from a source identified and originally introduced by the Company to Client during the 90 day period immediately following the expiration date of this Agreement, the Client shall pay all fees due hereunder.

6.

Cancellation. Client acknowledges that should it wish to cancel this Agreement for any reason other than the expiration described above in Paragraph 6, it must notify the Company, in writing, at least 60 days prior to the intended cancellation date. Client will remain liable to the Company for payment of the fees described herein should it obtain financing from any source originally introduced by the Company for a period of 6 months following the cancellation date.

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7.	Fax/Copies. The parties agree that facsimile copies and or coped signature pages shall have the same force and effect of original signatures and documents.

8.

Severability. If any provision of this Agreement is prohibited by or invalid under any statute or regulation, such provision shall be ineffective and deemed deleted here from to the extent such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.

Notices. All notices required herein shall be sent by overnight delivery or U.S. Mail to the following addresses. Any change of address under this paragraph must be sent at least 15 days prior to their effective date of said change.

Joseph R. Bergmann, President & CEO Consolidated Resources Group, Inc. 5858 West Atlantic Avenue Delray Beach, FL 33484 Tele: (561) 265-2382 Fax: (561) 265-1880 Email: joebergx13@aol.com	Obrian P. Norris, President Deerfield Capital Consultants, Inc. 360 Jefferson Drive Suite 106 Deerfield Beach, Florida 33442 Tele: (561) 309-2118 Fax: (954) 427-8305 obnorris@aol.com

10.	Modification. Any changes to this Agreement must be in writing and signed by both Parties to be effective. There shall be no retroactive modifications.

11.

Entire Agreement. This Agreement contains the complete expression of the Agreement between the parties. This Agreement may not be contradicted by evidence of any prior Agreement or of any contemporaneous oral agreements between the parties. The parties hereby acknowledge and agree that no prior written agreement or oral agreement between them exists.

Agreed to as of the date of first shown above.

Consolidated Resources Group, Inc.	Deerfield Capital Consultants, Inc.

By: /s/ Joseph R. Bergmann	By: /s/ Obrian P. Norris
Joseph R. Bergmann, President & CEO	Obrian P. Norris, President

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